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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 20, 2008, relating to the financial statements and financial highlights which appear in the August 31, 2008 Annual Report to Shareholders of each of the two portfolios constituting AIM Core Allocation Portfolio Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


PricewaterhouseCoopers LLP
Houston, Texas
December 16, 2008